EXHIBIT 9

                  LIST OF MANUFACTURED GAS PLANT LOCATIONS


Washington Street, Bristol

Thames Street, Bristol

Main Street, Warren

Canal Street, Westerly

Industrial Drive, Westerly

Tidewater Street, Pawtucket

Exchange Street, Pawtucket

High Street, Central Falls

Hamlet Ave, Woonsocket

Pond Street, Woonsocket

Cumberland (remote disposal location)

Lawn Street, Attleboro, Mass.

Mendon Road, Attleboro, Mass.